SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): June 28, 2018

OMNOVA SOLUTIONS INC.
(Exact Name of Registrant as Specified in its Charter)

Ohio	001-15147	34-1897652
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	25435 Harvard Road, Beachwood, Ohio	44122-6201
	(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (216) 682-7000
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition

On June 28, 2018, OMNOVA Solutions Inc. issued a press release announcing its financial results for its first fiscal quarter ended May 31, 2018. A copy of this press release is attached hereto as Exhibit 99.1.

Item 2.05	Costs Associated with Exit or Disposal Activities
On June 24, 2018, OMNOVA Solutions Inc. (“OMNOVA” or the “Company”) approved actions to optimize the Company's manufacturing footprint as part of the Company’s specialization strategy and in response to changing market conditions. The Company will close its styrene butadiene manufacturing facility in Green Bay, Wisconsin, moving production to its Mogadore, Ohio facility. The Company expects this transition to be completed by the third quarter of 2019.

As a result of the planned actions, the Company expects to recognize charges of $17 - 20 million through 2019, including a non-cash impairment charge of approximately $9 - $12 million that the Company expects to record in the third quarter of 2018. Severance and retention costs ranging from $2 - $3 million and production transition, facility conversion and other associated costs ranging from $3 - $5 million are expected to result in total cash expenditures ranging from $5 - $8 million. After the plant closure is complete, the Company expects to sell certain assets, including the land, for approximately $2 - $4 million.

Item 2.06	Material Impairments

As described above, the Company expects to record a non-cash impairment charge of approximately $9 - $12 million in the third quarter of 2018.  This charge is not expected to result in future cash expenditures.

Item 9.01.	Financial Statements and Exhibits
(c) Exhibits

Exhibit Number	Description
99.1	Press Release, dated June 28, 2018, issued by OMNOVA Solutions Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNOVA SOLUTIONS INC.

By:	/s/ Frank P. Esposito
Name:	Frank P. Esposito
Title:	Corporate Secretary and Investor Relations; Assistant General Counsel
Date:	June 28, 2018

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release, dated June 28, 2018, issued by OMNOVA Solutions Inc.